EXHIBIT 99.1

AMMO, Inc. Reports Financial Results for its Fiscal Fourth Quarter and Full Fiscal Year

- Annual Adjusted EBITDA of $8.1 million and Adjusted EPS of $0.07 per share -

SCOTTSDALE, Ariz., June 29, 2021 — AMMO, Inc. (Nasdaq: POWW, POWWP) (“AMMO” or the “Company”), a premier American ammunition and munition components manufacturer and technology leader, is pleased to announce it has reported financial results for its fiscal fourth quarter and year ending March 31, 2021.

Financial Summary for Fiscal Fourth Quarter 2021 vs. Fiscal Fourth Quarter 2020

●	Sales for the quarter were $24.2 million – an increase of 409%
●	Gross Profit Margins increased to approximately 23% - an increase of 179%
●	Operating expenses as a percentage of sales decreased 58%
●	Adjusted EBITDA increased to $4.8 million — an increase of 296%
●	Adjusted EPS increased to $0.04 – an increase of 167%

Financial Summary for Fiscal 2021 vs. Fiscal 2020

●	Sales for the year increased to $62.5 million – an increase of 300%
●	Gross Profit Margins increased to approximately 18% — an increase of 173%
●	Operating expenses as a percentage of sales decreased 61%
●	Annual adjusted EBITDA increased to $8.1 million – an increase of 213%
●	Adjusted EPS Increased to $0.07 — an increase of 150%

AMMO is positioned for exceptional growth in Fiscal 2022 after establishing a new standard for the Company. Demand fundamentals in the US domestic ammunition market are exceedingly strong and we are seeing no indication of slowing. The Company broke ground on its new state-of-the-art plant, scheduled to be fully operational in approximately one year. And we have established the Company as a cutting-edge design firm, announcing a contract for the design and manufacture of technologically advanced ballistic match ammunition for the US Department of Defense. Our fiscal fourth quarter delivered the best quarterly performance in Company history, with even better quarters reasonably expected to follow throughout Fiscal 2022.

Additionally, the Company experienced sales growth of 46% quarter-over-quarter, a $7.6 million increase.

The Company’s margins have also increased to approximately 23% for our fourth fiscal quarter, an increase of 179% or $7.1 million year-over-year. When depreciation and amortization are added back to the cost of goods sold, our gross profit margin increases to 27% for the quarter.

Our operating expenses as a percentage of sales was 25%, representing a 58% decrease from the prior year quarter. For the year, our operating expense as a percentage of sales was 27%, a 61% decrease from the prior year.

Net Loss for the quarter was approximately $463,000, which includes approximately $3.4 million of non-cash expenses. Net Loss for the year was approximately $7.8 million, which also included $10.1 million in non-cash expenses.

Adjusted EBITDA has grown to $4.8 million for the quarter - 296% increase from the prior year. For the year, our Adjusted EBITDA was $8.1 million - 213% increase from the prior year.

The continuing improvement in adjusted EBITDA and margin shows the impact of the scaling we are beginning to see in our operational costs. We expect our first half fiscal 2022 EBITDA to be better than the second half of fiscal 2021 as a standalone.

AMMO’s adjusted earnings per share (EPS) increased to $0.04 for our fiscal fourth quarter, representing a 167% year-over-year increase. Our adjusted EPS increased to $0.07 for the year, representing a 150% increase from the prior year. Adjusted EPS is a metric the Company values as we believe it is a better representation of the Company’s true operating performance.

The revenue guidance for the 1st quarter of our 2022 Fiscal Year is $41M and will include two months of operations from our newly acquired Gunbroker.com assets. As previously announced, we expect to achieve profitability in this quarter.

Non-GAAP Financial Measures

We analyze operational and financial data to evaluate our business, allocate our resources, and assess our performance. In addition to total net sales, net loss, and other results under generally accepted accounting principles (GAAP), the following information includes key operating metrics and non-GAAP financial measures we use to evaluate our business. We believe these measures are useful for period-to-period comparisons of the Company. We have included these non-GAAP financial measures in this Quarterly Report on Form 10-Q because they are key measures we use to evaluate our operational performance, produce future strategies for our operations, and make strategic decisions, including those relating to operating expenses and the allocation of our resources. Accordingly, we believe these measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Adjusted EBITDA

	For the	For the
	Year Ended	Year Ended
	March 31, 2021	March 31, 2020

Reconciliation of GAAP net income to Adjusted EBITDA
Net (Loss)	(7,812,294)	(14,556,680)
Depreciation and amortization	4,876,756	4,455,962
Interest expense, net	3,009,094	719,187
Excise taxes	4,286,258	643,735
Employee stock awards	1,450,359	901,526
Stock grants	278,585	534,929
Stock for services	1,707,500	352,300
Contingent consideration fair value	(119,731)	(190,377)
Other income	(576,785)	-
Loss on purchase	1,000,000	-
Adjusted EBITDA	$8,099,742	$(7,139,418)

	For the Year Ended March 31, 2021		For the Year Ended March 31, 2020		For the Three Months Ended March 31, 2021		For the Three Months Ended March 31, 2020
Reconciliation of GAAP net income to Fully Dilutive Adjusted EPS(1)(2)
Net (Loss)	$(7,812,294)	$(0.13)	$(14,556,680)	$(0.27)	$(463,443)	$(0.01)	$(4,406,598)	$(0.10)
Depreciation and amortization	4,876,756	0.08	4,455,962	0.08	1,287,790	0.02	1,498,625	0.03
Interest expense, net	3,009,094	0.05	719,187	0.01	304,779	0.00	111,477	0.00
Employee stock awards	1,450,359	0.02	901,526	0.02	733,770	0.01	212,776	0.00
Stock grants	278,585	0.00	534,929	0.01	65,455	0.00	(13,129)	(0.00)
Stock for services	1,707,500	0.03	352,300	0.01	1,620,000	0.02	80,300	0.00
Contingent consideration fair value	(119,731)	(0.00)	(190,377)	(0.00)	(31,625)	(0.00)	(190,377)	(0.00)
Other income	(576,785)	(0.01)	-	-	(302,385)	(0.00)	-	-
Loss on purchase	1,000,000	0.02	-	-	-	-	-	-
	$3,813,484	$0.07	$(7,783,153)	$(0.14)	$3,214,341	$0.04	$(2,706,926)	$(0.06)

(1) Fully Dilutive Weighted Shares Outstanding were 58,549,449 and 54,112,309, respectively for the years ended March 31, 2021 and 2020.

(2) Fully Dilutive Weighted Shares Outstanding were 72,598,171 and 45,970,236, respectively, for the three months ended March 31, 2021 and 2020.

Adjusted EBITDA is a non-GAAP financial measures that displays our net loss, adjusted to eliminate the effect of certain items as described below.

We have excluded the following non-cash expenses from our non-GAAP financial measures: depreciation and amortization, loss on purchase, share-based compensation expenses, and changes to the contingent consideration fair value. We believe it is useful to exclude these non-cash expenses because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations.

Adjusted EBITDA as a non-GAAP financial measure also excludes other cash interest income and expense, as these items are not components of our core operations. We have not included adjustment for any provision or benefit for income taxes as we currently record a valuation allowance and have included adjustment for excise taxes.

Non-GAAP financial measures have limitations, should be considered as supplemental in nature, and are not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:

●	Employee stock awards and stock grants expense has been, and will continue to be for the foreseeable future, a significant recurring expense in the Company and an important part of our compensation strategy;
●	The assets being depreciated or amortized may have to be replaced in the future, and the non-GAAP financial measures do not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or other capital commitments;
●	Non-GAAP measures do not reflect changes in, or cash requirements for our working capital needs; and

●	Other companies, including companies in our industry, may calculate the non-GAAP financial measures differently or not at all, which reduces their usefulness as comparative measures.

Because of these limitations, you should consider the non-GAAP financial measures alongside other financial performance measures, including our net loss and other financial results presented in accordance with GAAP.

About AMMO, Inc.

With its corporate offices headquartered in Scottsdale, Arizona. AMMO designs and manufactures products for a variety of aptitudes, including law enforcement, military, sport shooting and self-defense. The Company was founded in 2016 with a vision to change, innovate and invigorate the complacent munitions industry. AMMO promotes branded munitions as well as its patented STREAK™ Visual Ammunition, /stelTH/™ subsonic munitions, and armor piercing rounds for military and law enforcement use. For more information, please visit: www.ammo-inc.com.

About GunBroker.com

As an AMMO subsidiary, GunBroker.com is the largest online marketplace dedicated to firearms, hunting, shooting and related products. Aside from merchandise bearing its logo, GunBroker.com currently sells none of the items listed on its website. Third-party sellers list items on the site and Federal and state laws govern the sale of firearms and other restricted items. Ownership policies and regulations are followed using licensed firearms dealers as transfer agents. Launched in 1999, GunBroker.com is an informative, secure and safe way to buy and sell firearms, ammunition, air guns, archery equipment, knives and swords, firearms accessories and hunting/shooting gear online. GunBroker.com promotes responsible ownership of guns and firearms. For more information, please visit: www.gunbroker.com.

Forward Looking Statements

This document contains certain “forward-looking statements”. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies, goals and objectives of management for future operations; any statements concerning proposed new products and services or developments thereof; any statements regarding future economic conditions or performance; any statements or belief; and any statements of assumptions underlying any of the foregoing.

Forward looking statements may include the words “may,” “could,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words, or the negative thereof. These forward-looking statements present our estimates and assumptions only as of the date of this report. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the dates they are made. You should, however, consult further disclosures and risk factors we include in Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Reports filed on Form 8-K.

Reminder – Earnings Call

AMMO’s Fiscal 2021 Earnings Call is scheduled for Tuesday, June 29, 2021 (5:00 pm Eastern Time). To participate in the conference call, please join by dialing 1-877-407-0789 (domestic), 1-201-689-8562 (international), or via webcast (http://public.viavid.com/index.php?id=145369) at least 5-10 minutes prior to the scheduled start and follow the operator’s instructions. When requested, please ask for the “AMMO, Inc. Fiscal 2021 Earnings Call.”

Investor Contact:

Rob Wiley, CFO

AMMO, Inc.

Phone: (480) 947-0001

IR@ammo-inc.com